Exhibit 3.3

BANC OF CALIFORNIA, INC.

ARTICLES OF AMENDMENT

Banc of California, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:
The charter of the Corporation is hereby amended by replacing the last sentence of Article 9 with the following:

“In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by the Charter, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 6 hereof), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation; provided, however, that the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 6 hereof), voting together as a single class, shall be required to adopt, amend or repeal Section 1.02 (Special Meetings) (or any successor provision) of the Bylaws of the Corporation.”

SECOND:
The amendment to the charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the charter of the Corporation.

THIRD:
The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Corporate Secretary as of the 9th day of June, 2017.

ATTEST:	BANC OF CALIFORNIA, INC.

/s/ John F. Madden, Jr.	By:	/s/ Douglas H. Bowers
John F. Madden, Jr.		Douglas H. Bowers
Assistant Corporate Secretary		President and Chief Executive Officer

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